Exhibit 99.1

Adenza Group, Inc. and Subsidiaries Consolidated Financial Statements Year Ended December 31, 2022 and 2021

The report accompanying these financial statements was issued by

BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of

BDO International Limited, a UK company Limited by guarantee.

Adenza Group, Inc. and Subsidiaries

Consolidated Financial Statements

Year Ended December 31, 2022 and 2021

Adenza Group, Inc. and Subsidiaries

Contents

Independent Auditor’s Report	3-4

Consolidated Financial Statements

Consolidated Balance Sheet as of December 31, 2022 and 2021	5-6

Consolidated Statements of Operations for the Year ended December 31, 2022 and 2021	7

Consolidated Statements of Comprehensive Loss for the Year ended December 31, 2022 and 2021	8

Consolidated Statements of Changes in Stockholders’ Equity for the Year ended December 31, 2022 and 2021	9

Consolidated Statements of Cash Flows for the Year ended December 31, 2022 and 2021	10-11

Notes to Consolidated Financial Statements	12-36

Tel: 212-371-4446	622 Third Ave, Suite 3100
Fax: 212-371-9374	New York, NY 10017
www.bdo.com

Independent Auditor’s Report

Board of Directors

Adenza Group, Inc.

New York, New York

Opinion

We have audited the consolidated financial statements of Adenza Group, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

New York, New York

April 28, 2023

Adenza Group, Inc. and Subsidiaries

Consolidated Balance Sheet

(USD 000)	December 31, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	185,469	190,657
Restricted cash	916	517
Accounts receivable, net	125,991	101,061
Unbilled receivables	126,273	103,129
Prepaid expenses and other current assets	10,469	8,330
Deferred contract costs	3,618	1,778
Prepaid income taxes	5,724	5,707

Total Current Assets	458,460	411,179
Unbilled receivables, noncurrent	32,155	44,832
Goodwill	3,679,682	3,679,682
Intangible assets, net	1,943,620	2,094,412
Property and equipment, net	8,745	8,494
Due from related parties	6,475	2,188
Right-of-use assets	17,037	29,967
Deferred contract costs, noncurrent	11,194	6,496
Deferred tax assets	2,865	2,793
Restricted Cash	986	674
Prepaid expenses	327	418
Equity Investment	2,498	2,389
Other long-term assets	2,220	3,016

Total Assets	6,166,264	6,286,540

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Adenza Group, Inc. and Subsidiaries

Consolidated Balance Sheet

(USD 000)	December 31, 2022	December 31, 2021
Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	21,027	20,475
Accounts payable	6,363	2,481
Income taxes payable	9,540	3,974
Accrued expenses	54,735	60,234
Deferred revenue	176,949	161,124
Lease liabilities	4,954	5,390

Total Current Liabilities	273,568	253,678
Long-term debt, less current maturities	1,958,471	1,971,048
Lease liabilities	17,877	24,526
Other long-term liabilities	2,596	2,257
Deferred revenue, net of current portion	12,272	2,554
Deferred tax liabilities	358,707	427,174

Total Liabilities	2,623,491	2,681,237

Contingencies (Note 11)
Stockholders’ Equity
Common stock	— *	— *
Additional paid-in capital	3,711,428	3,711,428
Accumulated deficit	(134,186)	(89,876)
Accumulated other comprehensive income	(34,469)	(16,249)

Total Stockholders’ Equity	3,542,773	3,605,303

Total Liabilities and Stockholders’ Equity	6,166,264	6,286,540

*	Represents value less than $1,000

The accompanying notes are an integral part

of these consolidated financial statements.

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Adenza Group, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year ended	Year ended
	December 31,	December 31,
(USD 000)	2022	2021
Net Sales	513,725	293,609

Cost of sales	96,707	58,059
Cost of sales – Stock Appreciation Rights (SARs) and stock- based compensation	—	4,897
Amortization of Developed Technology	61,068	34,516

Gross Profit	355,950	196,137

Research and development	56,856	45,412
Selling, general, and administrative	75,866	57,024
Depreciation and amortization	101,709	62,700
SARs and stock-based compensation	—	13,575
Re-organization costs (Note 12)	18,083	9,457
Transaction Costs	1,097	6,629

Income from Operations	102,339	1,340

Other (Expense)/ Income
Interest expense	(172,980)	(91,223)
Interest income	711	143
Loss on foreign currency transactions	(701)	(14,947)
Other Income / (Expense)	1,210	(53)

Loss Before Provision for Income Taxes	(69,421)	(104,740)
Benefit for Income Taxes (Note 13)	25,111	32,204

Net Loss	(44,310)	(72,536)

The accompanying notes are an integral part

of these consolidated financial statements.

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Adenza Group, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss

	Year ended	Year ended
	December 31,	December 31,
(USD 000)	2022	2021
Net Loss	(44,310)	(72,536)
Other Comprehensive Expense
Unrealized loss on foreign currency translation	(18,220)	(23,360)

Comprehensive Loss	(62,530)	(95,896)

The accompanying notes are an integral part

of these consolidated financial statements.

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Adenza Group, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(USD 000)	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total
Opening Balance, December 31, 2020	—	*	1,271,421	(17,340)	7,111	1,261,192
Shares issued	—	*	2,440,007	—	—	2,440,007
Net loss	—		—	(72,536)	—	(72,536)
Unrealized loss on currency translation	—		—	—	(23,360)	(23,360)

Balance, December 31, 2021	—	*	3,711,428	(89,876)	(16,249)	3,605,303

Net loss	—		—	(44,310)	—	(44,310)
Unrealized loss on currency translation	—		—	—	(18,220)	(18,220)

Balance, December 31, 2022	—	*	3,711,428	(134,186)	(34,469)	3,542,773

*	Represents value less than $1000

The accompanying notes are an integral part

of these consolidated financial statements.

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Adenza Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year ended	Year ended
(USD 000)	December 31, 2022	December 31, 2021
Cash Flows from Operating Activities
Net loss	(44,310)	(72,536)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property and equipment	3,183	2,014
Amortization of debt issuance costs	7,898	4,490
Amortization of deferred contract costs	2,625	675
Amortization of intangible assets	159,594	95,202
Impairment of leasehold improvement	1,201	—
Impairment of right-of-use assets	5,735	—
Deferred income tax	(67,628)	(49,836)
Changes in assets decrease / (increase):
Accounts receivable	(25,025)	(51,538)
Unbilled receivables	(11,788)	456
Prepaid expenses and other current assets	(1,960)	(36)
Deferred contract costs	(9,178)	(7,919)
Prepaid income taxes	(17)	2,047
Other assets	515	(647)
Changes in liabilities increase / (decrease):
Accounts payable	3,910	(1,705)
Income taxes payable	6,087	3,477
Accrued expenses	(4,536)	(3,745)
Other current liabilities	—	(3,029)
Other long-term liabilities	662	497
Deferred revenue	26,398	92,994

Net Cash Provided by Operating Activities	53,366	10,861

Cash Flows from Investing Activities
Capitalized software development costs	(20,377)	(9,625)
Capitalized software implementation costs and other intangibles	(2,580)	(2)
Purchase of property and equipment	(5,017)	(1,851)
Disposal of property and equipment	2	—
Payment to previous owners on the Merger	—	(438)
Business acquisition, net of cash acquired	—	(3,815,349)

Net Cash Used in Investing Activities	(27,972)	(3,827,265)

Cash Flows from Financing Activities
Issuance of long-term debt	—	1,550,000
Issuance of common stock	—	2,422,191
Due from/to related parties	(4,286)	(2,188)
Payments made for debt issuance costs	—	(36,053)
Payments of debt	(20,475)	(12,738)

Net Cash (Used in) / Provided by Financing Activities	(24,761)	3,921,212

Effect of Exchange Rate Changes on Cash and Cash Equivalents and Restricted Cash	(5,110)	(2,992)

Net (Decrease) / Increase in Cash and Cash Equivalents and Restricted Cash	(4,477)	101,816
Cash and Cash Equivalents and Restricted Cash, beginning of period	191,848	90,032

Cash and Cash Equivalents and Restricted Cash, end of period	187,371	191,848

Adenza Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(USD 000)
Supplemental Disclosure of Cash Flow Information
Contribution of rollover equity in exchange for common stock	—	17,816
Increase in lease liabilities from obtaining right-of-use assets – ASC 842 adoption	—	9,097
Increase in lease liabilities from obtaining right-of-use assets	2,907	23,914
Reduction in lease liabilities due to remeasurement and termination	(4,652)	—
Cash paid during the period for income taxes	36,245	10,952
Cash paid during the period for interest	164,502	89,810

Reconciliation of Cash and Cash Equivalents and Restricted Cash

(USD 000)	December 31, 2022	December 31, 2021
Cash and cash equivalents	185,469	190,657
Current, Restricted cash	916	517
Non-current, Restricted cash	986	674

Total Cash and Cash Equivalents and Restricted Cash	187,371	191,848

The accompanying notes are an integral part

of these consolidated financial statements.

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Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Nature of Operations and Principles of Consolidation

Business Activity

Adenza Group, Inc. and Subsidiaries (collectively, the Company) provide software solutions for enterprise risk management, data management, regulatory reporting, and compliance requirements of financial institutions. The Company’s software provides a comprehensive solution for all levels of regulatory and management financial reporting, and complete integration, and provides a data-warehousing platform for risk data, market data, front/middle/back-office data, reference data, and operational loss data. It enables clients to automate and streamline business operations while optimizing processes, systems, data enrichment, and transparency to enhance decision-making and reduce operational costs. This is offered on-premises or in a software-as-a-service model.

Consulting services of the Company include systems specification, design, resource scheduling, project management, and regulatory reporting and integration.

On October 17, 2020, the Company entered into an Agreement and Plan of Merger (as amended and restated on November 4, 2020, the Agreement), whereby Project Agile Parent, LLC (Adenza Parent) agreed to acquire the Company, pursuant to the terms and conditions of the Agreement through a merger of Project Agile Merger Sub, Inc. with and into the Company (the Merger). The Merger closed on December 3, 2020, pursuant to the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

On March 19, 2021, the Company entered into an Agreement with shareholders of Calypso Group Lux S.C.A. to acquire Calypso Group Lux S.C.A. and its subsidiaries (collectively, the Calypso Group) through its subsidiary Capri Bidco Limited (as amended and restated on July 22, 2021, the Agreement), pursuant to the terms and conditions of the Agreement (the Acquisition). Stock transfer forms for the change of ownership were executed on July 22, 2021, the date of acquisition.

Impact of war between Russia and Ukraine

Following the invasion of Ukraine by Russia, Adenza concluded that its ongoing presence in Russia was inconsistent with its values as an organization and discontinued all operations in Russia by the end of 2022. All employment contracts and contracts with Russian customers have been terminated. The Company recorded a $6.4 million loss in revenue in 2022 due to the contract terminations.

Adenza has two Russian subsidiaries, one has been placed into liquidation in February 2023 and the other is dormant pending liquidation.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The consolidated financial statements are presented in US dollars and all values are rounded to the nearest thousand (USD 000), except when otherwise indicated. The consolidated financial statements provide comparative information for the previous period. The current year results are not comparable with the previous period since current year results include the operations of the Calypso Group for the entirety of the year ended December 31, 2022 while the prior year results include the operations of Calypso Group subsequent to the acquisition date.

Certain amounts in prior year’s financial statements have been reclassified to conform to current year’s financial presentation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates, judgments, and assumptions in these consolidated financial statements include those related to the valuation of goodwill and intangible assets, useful lives of assets for calculating depreciation and amortization, valuation of long-lived assets, allowances for doubtful accounts, valuation of deferred tax assets, provisions for uncertain tax positions, assumptions used for the valuation of stock-based compensation, and in the allocation of a transaction price to distinct performance obligations in connection with revenue recognition.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 - Valuations are based on quoted prices for identical assets and liabilities in active markets.

Level 2 - Valuations are based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 - Valuations are based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

At December 31, 2022 and 2021, the fair value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, unbilled receivable, accounts payable, and accrued expenses, approximated book value due to the short maturity of these instruments. The carrying amount of restricted cash approximates fair value because, as the restrictions expire, the carrying value represents the amount that the Company will receive. Liabilities are shown net of any discounts.

At December 31, 2022 and 2021, the Company does not have assets or liabilities required to be measured at fair value in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements.

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are related to funds deposited into money market funds and other short-term certificates of deposit.

Restricted Cash

Amounts included in restricted cash as of December 31, 2022 and 2021 pertain to certain customer and lease deposits.

Accounts Receivable

Accounts receivable consists of trade receivables recorded at the original invoice amount less an estimate made for uncollectible accounts. The Company analyzes the collectability of trade accounts receivable by considering historical bad debts, client creditworthiness, current economic trends, changes in client payment terms, and collection trends when evaluating the adequacy of the allowance for doubtful accounts. Any change in the assumptions used in analyzing a specific account receivable may result in an allowance for doubtful accounts being recognized in the period in which the change occurs. Trade receivables are net of allowances for doubtful accounts of $1.1 million and $1.6 million as of December 31, 2022 and 2021, respectively. In certain instances, in accordance with ASC 606, the Company will not recognize revenue when there is uncertainty as to the collectability of amounts due under the contract. Such occurrences have been infrequent and immaterial to the consolidated financial statements.

Property and Equipment

Property and equipment are stated at cost. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful lives of the respective assets. Furniture and fixtures, computer equipment, and leasehold improvements are depreciated over the shorter of the remaining term of the related lease or the estimated economic useful life of the improvement.

Foreign Currency Translation

For all foreign operations, the functional currency is their respective local currency. Transactions in foreign currencies are translated into the respective functional currencies using the exchange rates prevailing at the dates of the transactions. Foreign exchange differences arising from the settlement of such transactions and from the translation at the reporting date of monetary assets and liabilities denominated in foreign currencies are recognized in Consolidated statements of operations.

At the time of the Acquisition, the Company entered a forward cover to purchase EUR 270 million to pay off the EUR debt of the Calypso Group. This resulted in a loss of $11.8 million shown as part of “Loss on foreign currency transactions” in the Consolidated Statements of Operations for the year ended December 31, 2021.

Assets and liabilities of these operations are translated into U.S. dollars using the exchange rates in effect at the consolidated balance sheet date. Consolidated statements of operations accounts are translated at the average rate of exchange prevailing during the year ended December 31, 2022 and 2021. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive loss.

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Impairment of Long-Lived Assets

Long-lived assets consist primarily of Intangibles, property and equipment. The Company evaluates these long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. No impairment loss was recorded for the year ended December 31, 2022 and 2021.

Equity Investment

Associates are those entities over which the Company has significant influence (defined as the ability to participate in the financial and operating decisions of the investee but not control over those policies) but are not subsidiaries. The results of associates are incorporated in these consolidated financial statements using the equity method of accounting, under which investments in associates are carried in the consolidated Balance sheet at cost as adjusted for post-acquisition changes in the Company’s share of net assets of the associate less any impairment in the value of individual investments.

As part of the Acquisition, the Company acquired an investment in Sernova Financials Limited (“Sernova”) at a value of $2.4 million in which the Calypso Group held 19.5% of outstanding share capital. For the years ended December 31, 2022 and 2021, the Company recorded its share of Sernova’s profit $0.1 million and $0.01 million respectively in Other (Expense)/ Income in the consolidated Statements of Operations.

There is also a Subscription agreement between Calypso Technology Inc and Sernova wherein Calypso provides cloud-hosted software to Sernova, which Sernova uses for the sole purpose of providing a fully managed service to its end clients. Sernova pays subscription fees to Calypso for using the cloud-hosted Calypso software and such subscription fees are a percentage of the fee charged by Sernova to its end clients.

The subscription fee percentage is 50% of Sernova’s revenue from its customer up to $6.0 million annually and then it reduces by 5% for each incremental million-dollar annual revenue up to 35% for revenue above $8.0 million. For the years ended December 31, 2022 and 2021, the Company recorded subscription revenue of $4.25 million and $1.1 million, respectively. The Company had receivables outstanding of $0.9 million and $0.8 million as of December 31, 2022 and 2021, respectively.

Accumulated Other Comprehensive Income

FASB ASC Topic 220, Reporting Comprehensive Income, establishes rules for the reporting of comprehensive income and its components. Comprehensive income is defined as all changes in equity from non-owner sources. For the Company, comprehensive loss consists of net loss and changes in the cumulative foreign currency translation adjustments.

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, Stock-Compensation. Under the fair value recognition provisions of this accounting guidance, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period.

As stock-based compensation expense recognized in the Company’s consolidated statements of operations is based on awards ultimately expected to vest, the amount of expense has been reduced for forfeitures as they occur, as permitted under FASB ASC Topic 718.

Pre-Merger share appreciation rights

Prior to the Merger, the Company had granted share appreciation rights (SARs) to employees in 2019 and 2018. The vesting for these SARs and corresponding expense recognition was dependent on a “Milestone Event”, as well as time-based vesting conditions, which stipulate the on-going service of the recipient to the Company. Once both criteria were met, the Company would recognize an expense consistent with the fair value of the vested portion of the award, with a corresponding liability as awards are satisfied in cash. Further information regarding SARs can be found in Note 10.1.

Post-Merger incentive plan

Adenza Parent, L.P. (“Adenza Parent”), the ultimate holding company, implemented a management incentive plan in which it issues Class B Units of Adenza Parent (“Class B PIUs”) or Class B equity appreciation rights (the “Class B EARs” and collectively with the Class B PIUs, the “Awards”) to the Company’s employees for the performance of services. In 2022 and 2021, Adenza Parent allocated the awards to certain employees (“the Participants”).

Since the value of these awards were estimated to be insignificant at the time of the grant, there is no stock based compensation recognized within the Company’s consolidated statements of operations. The fair value was arrived using a discounted cash flow analysis and the market implications of the Merger transaction.

Developed Technology

The Company’s Developed technology includes the costs of internally developed software technology and software technology purchased through acquisition. In accordance with FASB ASC Topic 985, Software, the Company capitalizes costs incurred to develop software once technological feasibility has been reached which for the Company is defined as the earlier of when a detailed program plan is established, or a working model is created. Capitalized costs include costs to design the software configuration and interfaces, coding, installation, and testing, as well as development costs related to software enhancements that add functionality.

During the years ended December 31, 2022 and 2021, the Company capitalized such costs of $20.4 million and $9.6 million, respectively. These capitalized costs are amortized over the software’s expected useful life, which is generally five years. Amortization expense related to the Developed technology for the years ended December 31, 2022 and 2021 amounted to $61.1 million and $34.5 million, respectively.

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between financial statements carrying amounts of assets and liabilities and their respective tax basis. Deferred taxes are calculated using currently enacted income tax rates for the year in which they are recognized. The effect of a change in income tax rates on deferred tax asset and liability balances is recognized in income in the period that includes the enactment of such rate change. A valuation allowance, if necessary, is recorded against deferred tax assets if utilization is not likely.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Should tax laws change, the Company’s tax expense and cash flows could be materially impacted.

401(k) Retirement Plan

Two subsidiaries of the Company in the United States maintain a qualified 401(k) plan for its eligible employees, who may elect to contribute voluntarily through payroll deductions, subject to certain statutory limitations as mentioned in the table below. One of the subsidiaries has elected to provide for a matching contribution while the other subsidiary has elected to not provide for a matching contribution. The Company contributed $0.5 million and $0.1 million towards employer contributions for the year ended December 31, 2022 and 2021, respectively.

	(USD 000)
Year	Basic Contribution Limit	Catch-Up Contribution (50 or older)
2022	20.5	6.5
2021	19.5	6.5

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Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Revenue Recognition

The Company derives substantially all of its revenues from selling licenses and maintenance for a fixed fee, and from providing consulting services. The Company’s agreements for licenses and maintenance generally have annual or multi-year terms. The Company typically invoices customers annually at the beginning of each annual contract period but may also invoice customers on a quarterly or monthly basis. Payments are generally due and payable upon receipt of invoice by the Company’s customers or within 30 days of the stated billing date.

The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements:

•	Identify the contract with a customer.

•	Identify the performance obligations in the contract.

•	Determine the transaction price.

•	Allocate the transaction price to performance obligations in the contract.

•	Recognize revenue as the performance obligation is satisfied.

The Company’s contracts may include one or any combination of the following products and services.

License and Solutions Reporting Templates

Licenses for on-premise software provide the customer with a right to use the software as it exists when made available to the customer. Customers may purchase perpetual licenses or subscribe to time-based licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software. Revenue from distinct on-premise or time-based licenses is recognized upfront at the point in time when the software is made available to the customer as this is the point the user of the software can direct the use of and obtain substantially all of the remaining benefits from the software license.

Solutions Reporting Templates provide customers with one or more “Software Components” of the Company’s Regulatory Solutions software that are being licensed by a customer. Solutions Reporting Template contracts include two performance obligations: a term license to the on-premise software, and associated maintenance to provide technical support, bug fixes, and unspecified updates on a stand-ready basis.

When contracted with customers for on-premise use, license and solution revenue is recognized at a point in time when control is passed to the customer upon receipt of the license and solution. License maintenance and solution maintenance revenue is recognized over the contract term.

Cloud Services

The Company offers cloud services arrangements whereby the software is hosted and managed for certain customers. When contracted simultaneously with the Company’s software, there is a single performance obligation of the Company to maintain the use of the software. Revenue is recognized for such arrangements ratably over the duration of the contact.

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Consulting Services

Consulting is comprised of two types of services, implementation, and training. Implementation consists of services to implement the Company’s software for the client, including software installation, environment set-up, configuration of data sources, and models for uploading into the software, systems testing, and user testing. The Company offers training sessions for client users. Consulting services are typically billed on a time and expense basis. These are provided based on hourly or daily rates and revenue is recognized based on actual hours incurred. The Company also offers fixed price contract agreements and revenue is recognized using the input method to measure progress towards complete satisfaction of the services, because the customer simultaneously receives and consumes the benefits provided by the Company. In contracts with multiple performance obligations, we account for individual performance obligations separately if they are distinct. The input method is based upon hours consumed relevant to the total project.

For certain Regulatory Solutions, the Company allocates the transaction price to each performance obligation based on our relative standalone selling price out of total consideration of the contract. Standalone selling price is determined utilizing observable prices to the extent available based on a grouping of recent contracts with similar performance obligations. If the standalone selling price for a performance obligation is not directly observable, we use an estimate based on observable inputs.

For certain Capital Market Solutions, the Company determines standalone selling prices for professional services and software maintenance services for perpetual licenses using observable pricing as these are sold separately to its customers. As pricing for perpetual and time-based licenses is highly variable, the Company applies the residual approach when determining the standalone selling price of the perpetual license and time-based license and maintenance services bundle and does so by deducting the sum of the observable standalone selling prices of the other performance obligations in the contract from the transaction price.

Disaggregated Revenue Information

The following table provides the timing of revenue recognition of disaggregated revenue:

	(USD 000)
December 31,	2022	2021
Over time	393,615	206,591
Point in time	120,110	87,018

	513,725	293,609

Deferred Contract Costs

The Company capitalizes commission expenses paid to internal sales personnel that are incremental to obtaining customer contracts. Costs related to the initial signing of contracts are amortized over the average customer life, which has been estimated to be five years. The Company determined the period of benefit by taking into consideration the length of terms in its customer contracts, including renewals and extensions, the average customer life, and the expected useful life of the Company’s technology. Amounts expected to be recognized within one year of the balance sheet date are recorded as deferred contract costs, and the remaining portion is recorded as deferred contract costs, non-current in the consolidated balance sheets.

Amortization expense is included in selling, general, and administrative expense in the consolidated statements of operations.

The following table represents a roll forward of the Company’s deferred contract costs:

(USD 000)
Balance, December 31, 2020	1,079

Additions to deferred contract costs	7,870
Amortization of deferred contract costs	(675)

Balance, December 31, 2021	8,274

Additions to deferred contract costs	9,163
Amortization of deferred contract costs	(2,625)

Balance, December 31, 2022	14,812

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Contract Assets (Unbilled Receivables) and Contract Liabilities (Deferred Revenue)

The Company records unbilled accounts receivable related to revenue recognized in excess of amounts invoiced as the Company has an unconditional right to invoice and receive payment in the future related to those fulfilled obligations. The Company records contract assets as amounts related to the contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced. The Contract asset balance was $158.4 million and $148.0 million as of December 31, 2022 and 2021, respectively, of which $126.3 million and $103.1 million are included in current assets as of December 31, 2022 and 2021, respectively. The remaining balance is presented within long term assets.

The Company records contract liabilities to deferred revenue when the Company receives customer payments in advance of the performance obligations being satisfied on the Company’s contracts.

The following table represents a rollforward of the Company’s contract liabilities (deferred revenue):

(USD 000)
Balance, December 31, 2020	5,304

On acquisition of Calypso	65,277
Additions to deferred revenue	307,887
Reduction of deferred revenue	(214,790)

Balance, December 31, 2021	163,678

Additions to deferred revenue	436,950
Reduction of deferred revenue	(411,407)

Balance, December 31, 2022	189,221

Deferred revenue that will be recognized during the succeeding 12-month period is recorded as current deferred revenue and the remaining portion is recorded as deferred revenue, net of current portion on the accompanying balance sheets.

Leases

The Company assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company applies a single recognition and measurement approach for all leases, except for short-term and low-value leases. The Company recognizes lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

Right-of-use assets

The Company recognizes right-of-use assets at the commencement date of the lease. Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Amortization of the right-of-use asset is calculated as the difference between the predetermined straight-line rent expense and the imputed interest on the lease liability.

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Lease liabilities

At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the payments of penalties for terminating the lease, if the lease term reflects the Company exercising the option to terminate.

Variable lease payments that do not depend on an index or a rate are recognized as expenses in the period in which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Company uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made.

Short-term leases and leases of low-value assets

The Company applies the short-term lease recognition exemption to its short-term leases of Properties i.e., those leases that have a term of 12 months or less from the commencement date and do not contain a purchase option. The Company also applies the lease of low-value assets recognition exemption to leases that are low in value. Both of the above type of lease payments are recognized as expenses on a straight-line basis over the lease term.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired in business combinations. The Company’s annual impairment assessment is performed at the end of each fiscal year or performed at other times if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. ASC 350, Intangibles – Goodwill and Other state that if an indicator of impairment exists then an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. ASC 350 also states that a reporting unit with a $0 or negative carrying amount is not required to perform a qualitative assessment. The Merger resulted in an acquisition of Goodwill of $1,125.0 million in 2020, which was increased by $0.4 million in 2021 due to the forfeiture of SARs. Further upon the Acquisition of Calypso, additional Goodwill of $2,554.3 million was recognized.

The Company analyzed its operational structure for the purpose of identifying reporting units in accordance with ASC 350 and determined that the Company’s operations comprise a single reporting unit. There were no indicators of impairment during the year and hence, the Company performed only the annual evaluation of the impairment. Such evaluation did not result in any impairment charge during the year ended December 31, 2022 and 2021.

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Intangible Assets

Definite-lived intangible assets are amortized over their respective estimated useful lives to their estimated residual values, in a pattern that reflects when the economic benefits will be consumed and are reviewed for impairment under the provisions of ASC 360-10-35, Property, Plant and Equipment/Overall/Subsequent Measurement. The Company reviews intangible assets subject to amortization for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized in an amount by which the carrying amount of the asset exceeds its fair value.

No impairment loss was recognized for intangible assets with definite lives during the year ended December 31, 2022 and 2021.

Intangible assets are amortized on a straight-line basis over their useful finite economic lives, as noted below, and are assessed for impairment whenever there is an indication that the intangible asset may be impaired. The assessed useful life of customer relationships requires a high degree of management judgment and estimation. Such estimates are, in part, predicated upon assumed attrition and growth rates applicable to existing customers at the time of acquisition. If actual results deviate from these assumptions, it could result in an impairment or change in the estimated useful life that could have a material impact on future operating results.

		(USD 000)
December 31,	Useful lives	2022	2021
Trademark	8-10 years	130,763	130,616
Developed technology	5-7 years	391,223	372,639
Customer relationships	18-21 years	1,675,053	1,688,273
Purchased software	1.5-5 years	3,900	1,475

		2,200,939	2,193,003
Less: accumulated amortization		(257,319)	(98,591)

		1,943,620	2,094,412

Amortization on Intangible assets for the year ended December 31, 2022 and 2021 is $159.6 million and $95.2 million, respectively. The expected amortization expense for each of the fiscal years 2023 through 2027 and for periods thereafter is as follows:

Year ending December 31,	(USD 000)
2023	162,820
2024	162,729
2025	162,469
2026	162,187
2027	138,822
Thereafter	1,154,593

Total Intangible Assets, Net	1,943,620

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Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

3. Purchase Accounting and Business Acquisition

The following table summarizes the fair values of the assets acquired and liabilities assumed on July 22, 2021, in connection with the Acquisition of the Calypso Group and is inclusive of all related acquisition accounting in the Company’s consolidated financial statements:

(USD 000)
Assets
Cash	58,333
Restricted Cash	1,049
Accounts receivable	21,286
Unbilled receivable	108,885
Prepaid expenses and other current assets	6,496
Prepaid income taxes	10,547
Property and equipment, net	6,379
Intangible assets- Purchased software	1,473
Intangible assets	1,583,700
Right of use assets	21,417
Goodwill	2,554,292
Other assets	5,484
Deferred tax assets	1,655

Total Assets Acquired	4,380,996

Liabilities
Accounts payable	3,466
Deferred revenue	65,277
Accrued expenses	37,897
Income tax payable	639
Other long-term reserves	1,875
Other liabilities	318
Lease liabilities	21,173
Deferred tax liabilities	356,889

Total Liabilities Assumed	487,534

Total Purchase Consideration	3,893,462

The purchase price for the Acquisition was allocated to intangible assets as follows: $80.0 million of trademarks, amortizable over a period of eight years, $1,247.5 million of customer relationships, amortizable over a period of twenty-one years, and $256.2 million of developed technology, amortized over a period of six years. The fair value of the acquired customer relations was determined using an excess earnings method. The fair value of the trademarks and developed technology was determined using a relief from royalty method.

The Acquisition resulted in the recognition of $2,554.3 million of goodwill. Goodwill largely consisted of the value of the acquired assembled workforce, the fair value of expected synergies, not including those available to market participants and premiums paid by the merging entity. As part of the purchase accounting, the Company recognized deferred tax liabilities resulting from temporary differences between the book and tax basis of acquired intangible assets.

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Transaction costs included in the accompanying consolidated statements of operations is $1.1 million and $6.6 million for the year ended December 31, 2022 and 2021, respectively.

During the year ended December 31, 2021, the Company adopted ASU 2021-08, which enables the Company to recognize deferred revenue acquired in a business combination as if it had originated from the contract. This accounting treatment was applied to the deferred revenue acquired in the Calypso Group acquisition.

4. Concentration of Risks Related to Credit, Foreign Operations, and Foreign Currencies

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, deposits with banks and financial institutions including restricted balances as well as exposure to customers including accounts receivables and unbilled receivable. The Company maintains cash balances in several United States financial institutions, which are insured by the Federal Deposit Insurance Corporation (FDIC) for up to $250,000 per institution. Beyond the United States of America, the Company has cash balances covered by comparable insurance based on local regulations. From time to time, the Company’s balances may exceed these limits however balances are held with financial institutions with high credit standing.

The Company performs ongoing evaluations of its customers’ financial condition and maintains an allowance for uncollectible accounts receivable based upon the expected collectability of all accounts receivable, using the provision matrix and the specific identification method. The Company does not require collateral from its customers. The Company is not able to predict changes in the financial stability of its customers. In cases when a delinquency in payments occurs, the Company may withhold services delivery under current implementation, discontinue support or limit the right to use its software.

As of December 31, 2022, and 2021, there is no geographical concentration of credit risk as the Company’s customer base is internationally dispersed and no individual customer represents more than 10% of the Company’s outstanding trade and other unbilled receivables balances or more than 10% of the Company’s revenue in any of the periods presented.

At December 31, 2022 and 2021, geographic concentrations of net assets by countries outside the United States were as follows:

	(USD 000)
December 31,	2022	2021
United Kingdom	35,429	20,992
Netherlands	207,775	230,663
Singapore	14,662	14,380

	257,866	266,035

The Company is also subject to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances of the foreign affiliates and intercompany loans, as well as transactions denominated in foreign currencies.

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

5. Property and Equipment, Net

Property and equipment, net is summarized as follows:

	(USD 000)
December 31,	2022	2021
Furniture and fixtures	98	617
Computer equipment	6,450	5,447
Leasehold improvements	5,383	4,300

	11,931	10,364
Accumulated Impairment	(1,201)	—
Accumulated depreciation	(1,985)	(1,870)

	8,745	8,494

Depreciation and amortization expense related to property and equipment for the year ended December 31, 2022 and 2021 amounted to $3.2 million and $2.0 million, respectively.

6. Due from Related Parties

The due from related parties consists of receivable from Adenza Holdings, Inc., an intermediate Parent entity, for repurchases of its share capital funded by the Adenza Group, Inc. on its behalf. The receivable is unsecured and bears no interest, as it is payable on demand.

7. Leases

The Company has lease contracts for its office premises which are operating in nature as per ASC 842. Leases of property generally have lease terms between 12 months to 10 years depending upon the importance of a particular location and other factors such as the number of customers and employees in that country. The Company’s obligations under its leases are secured by the lessor’s title to the leased assets.

The Company applies the ‘short-term lease’ and ‘lease of low-value assets’ recognition exemptions for these leases. Set out below are the carrying amounts of right-of-use assets recognized for operating leases and the movements during the years then ended:

(USD 000)	2022	2021
As at January 1,	29,967	—
Effect of adoption of ASC 842 Leases at January 1, 2021	—	9,258
On account of acquisition of Calypso	—	21,417
RoU assets obtained in exchange for new operating lease liabilities	2,907	2,742
Termination of lease	(1,740)	—
Remeasurement of lease term	(2,888)	—
Impairment of RoU assets	(5,735)	—
Amortization for the year	(5,474)	(3,450)

As of December 31,	17,037	29,967

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Set out below are the carrying amounts of operating lease liabilities (included under interest-bearing loans and borrowings) and the movements during the period:

	(USD 000)
	2022	2021
As at January 1,	29,916	—
Effect of adoption of ASC 842 Leases at January 1, 2021	—	9,097
On account of acquisition of Calypso	—	21,172
Additions on account of new lease contracts	2,907	2,742
Termination of lease	(1,766)	—
Remeasurement of lease term	(2,888)	—
Accretion of interest	2,055	1,375
Payment of lease liabilities	(7,393)	(4,470)

As of December 31,	22,831	29,916

Less: current portion	4,954	5,390

Total non-current lease liabilities	17,877	24,526

The following table presents a maturity analysis of expected undiscounted cash flows for operating leases on an annual basis for the next five years and thereafter:

Year ending December 31,	(USD 000)
2023	6,466
2024	6,449
2025	4,684
2026	3,828
2027	2,752
Thereafter	2,777

Total Operating lease payments	26,956

Imputed Interest	(4,125)

Total	22,831

The following table presents the weighted-average lease term and discount rate for operating leases:

	(USD 000)
	2022	2021
Weighted-average remaining lease term	4.58 years	5.88 years
Weighted-average discount rate	7.48%	7.31%

Amortization and interest expense on the Capitalized Operating leases for the year ended December 31, 2022 and 2021, amounted to $7.5 million and $4.8 million, respectively.

The Company has non-cancellable minimum operating lease commitments for short-term leases and low-value assets as of December 31, 2022 and 2021 totaling $0.07 million and $0.7 million respectively.

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Impairment of Leases and related assets

During the year ended December 31, 2022, the Company decided to exit and seek sublease for two leased facilities predominately due to a remote work model for a significant number of employees arising from the COVID-19 pandemic and synergies arising from the Acquisition. The Company recorded a non-cash impairment charge of $5.7 million related to operating lease right-of-use assets for the affected facilities and an impairment charge of $1.2 million for associated leasehold improvements. The impairment was determined by comparing the fair value of the impacted right-of-use asset to the carrying value of the asset as of the impairment measurement date, as required under ASC Topic 360, Property, Plant, and Equipment. The fair value of the right-of-use asset was based on the estimated sublease income for the affected facilities taking into consideration the time it will take to obtain a sublease tenant, the applicable discount rate and the sublease rate which represents Level 3 unobservable inputs. The impairment is presented in the Re-organization costs on the Consolidated Statements of Operations. No impairment was recorded during the year ended December 31, 2021.

Sublease

During 2022, the Company sub-leased office space where the Company is the tenant to several surplus non-cancellable leases. Total sublease income for the years ended December 31, 2022 and 2021 was $1.0 million and $0, respectively. Total estimated aggregate sublease income to be received over the term of the sub-lease arrangement from January 01, 2023 and ending August 31,2029 amount to $6.9 million.

8. Long-Term Debt and Line-of-Credit

On December 3, 2020, in relation to the Merger, the Company entered into a term loan agreement with the principal amount of $500.0 million (the “Term loan”). The loan matures on December 3, 2027 and requires quarterly principal payments of $1.3 million and interest payments of 7.50% on the outstanding principal amount. In connection with the term loan agreement, the Company incurred $14.3 million of debt issuance costs.

In connection with the Acquisition, the Company increased its existing term loan agreement by $1,650.0 million including $100.0 million of Delayed Draw Term Loan (DDTL) with the same maturity date of December 3, 2027. As of the year ended December 31, 2021, the Company had drawn $1,550.0 million towards term loan and DDTL was not drawn. The quarterly principal payments were revised to $5.1 million and interest rate was reduced by 50bps to 7.00% on the outstanding principal amount. The interest rate applicable is made up of two components which are LIBOR with a floor of 1% and a credit spread of 6%. During the year ended December 31, 2022, the Company paid off principal to the extent of $20.48 million and credit spread ranged between 6% to 5.75% depending upon the Company’s leverage ratio.

Until such time that the DDTL is utilized, a commitment fee of 1.00% is payable on the committed amount of $100.0 million. As of December 31, 2022 and 2021, the Company has no outstanding borrowings against the DDTL.

During the year ended December 31, 2021, the Company evaluated the amendment to the debt arrangement in accordance with ASC 470-50, Debt – Modifications and Extinguishments, and determined it represented a modification. The Company incurred $33.8 million of debt issuance costs for increase in limits which are recognized as deferred financing costs offsetting the debt balance and amortized as interest expense through the maturity date.

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Principal payments required to be made under the terms of the term loan agreement are as follows:

Year ending December 31, 2022	(USD 000)
2023	20,475
2024	20,475
2025	20,475
2026	20,475
2027	20,475
Thereafter	1,914,413

2,016,788

The loan balance reported in the consolidated balance sheet is presented net of the unamortized balance of debt issuance costs of $37.8 million and $45.7 million as of December 31, 2022 and 2021, respectively. Amortization of these costs is calculated by the straight-line method, which approximates the effective interest method, and reported as interest expense in the accompanying statements of operations. The interest expense representing amortization of loan issuance costs for the year ended December 31, 2022 and 2021 was $7.9 million and $4.5 million, respectively.

The Company also maintains a $150.0 million revolving credit facility (RCF) which matures on December 3, 2025. Interest on amounts borrowed are payable at the same rate as applicable to the Term loan and, until the facility is utilized, there is a commitment fee of 0.50% is payable on the total amount of the facility. As of December 31, 2022 and 2021, the Company has no outstanding borrowings against the facility.

The term loan and credit facilities are subject to certain financial and affirmative covenants. As of December 31, 2022 and 2021 the Company was in compliance with all required covenants. The term loan and credit facilities are secured by the assets of the Company.

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Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

9. Capital Structure

Pursuant to the Merger, all issued and outstanding equity of the Company (the Equity Instruments) was canceled and converted into the right to receive Merger Consideration as defined in the Agreement. The Equity Instruments included Series A-1 Preferred Stock, Class A Voting Common Stock, Class B Non-Voting Common Stock, and options to acquire Class B Non-Voting Common Stock. Certain holders of Class A Voting Common Stock and Class B Non-Voting Common Stock (the Rollover Securities) agreed to rollover their securities into the acquiring structure. This was accomplished on December 3, 2020 through a contribution of the Rollover Securities to Adenza Parent, L.P. (the Ultimate Parent) in exchange for partnership units in the Ultimate Parent. The Ultimate Parent contributed the Rollover Securities to Project Agile Parent, LLC, and the Rollover Securities were cancelled in connection with the Merger (without the payment of further consideration therefor).

In connection with the Acquisition, the Company received capital amounting to $2,350.0 million from the Ultimate Parent, via intermediate entities, to complete the acquisition of the Calypso Group. Additionally, certain shareholders of the Calypso Group agreed to rollover their securities amounting to $17.8 million into shares in the Ultimate Parent and this was accomplished in the same manner as described above on July 22, 2021.

During the year ended December 31, 2021, additional capital contributions were made to the Company by the Ultimate Parent, via intermediate entities, which amounted to $72.2 million.

Capital Stock

As of December 31, the Company’s capital structure is summarized as follows:

Common Stock	2022	2021
Authorized	1,000	1,000
Issued	1,000	1,000
Outstanding	1,000	1,000
Par	$0.010	$0.010

Common Stock

Dividend rights

The Company’s common shares do not contain any dividend rights.

Voting Rights

The Company’s common shares do not contain any voting rights.

Redemption Rights

The common shares are not redeemable.

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Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

10. Management incentive plan

10.1 Pre-Merger Management incentive plan

Stock Appreciation Rights

Pursuant to the Amended and Restated AxiomSL 2017 Equity Incentive Plan, the Company granted SARs to employees in 2019 and 2018. The SARs vested over a period of three years and upon the occurrence of a milestone event, such as a merger with a person or group resulting in a change of control of the Company. In December 2020, in relation to the Merger, 2,986,955 SAR units had a payment of 50% of the per share of $9.04 less the Base Price identified in the applicable SAR Agreement of approximately $2.37 per share. In December 2021, the remaining 50% of the SAR’s balance was paid, reduced by forfeitures and accelerated payments.

Total SARs and other stock-based awards expense recognized in the Company’s consolidated statements of operations is $0 and $18.5 million for the year ended December 31, 2022 and 2021, respectively.

10.2 New Management incentive plan

Adenza Parent L.P., the ultimate Parent, implemented the Amended and Restated Adenza Parent, L.P. Incentive Equity Plan and the Adenza Parent, L.P. Equity Appreciation Rights Plan (collectively, the “Plan”) pursuant to which Adenza Parent issues awards of incentive equity to employees of the Company and its direct and indirect subsidiaries. Pursuant to the Plan, incentive equity may be issued in the form of Class B Units of Adenza Parent (“Class B PIUs”) or Class B equity appreciation rights (“Class B EARs” and collectively with the Class B PIUs, the “Awards”). Adenza Parent issued Class B PIUs and Class B EARs to certain employees and directors of Adenza Parent (“the Participants”) for no cash consideration in March and April 2021 and again in December 2021. Since the value of these Awards was immaterial at the time of the grant, there is no compensation expense recognized during the year ended December 31, 2021. The estimated valuation of the awards was determined using a discounted cash flow analysis.

A summary of activity is as follows:

	Class B EARs	Class B PIUs	Total
December 31, 2020	—	87,138	87,138
Granted	1,558,098	8,613,550	10,171,648
Cancelations	—	(1,214,709)	(1,214,709)

December 31, 2021	1,558,098	7,485,979	9,044,077

Granted	316,445	769,404	1,085,849
Cancelations	(91,232)	(675,694)	(766,926)

December 31, 2022	1,783,311	7,579,689	9,363,000

Class B PIUs are equity in Adenza Parent. Subject to a participation threshold, if any, each holder of Class B PIUs is entitled to its pro rata share of proceeds from a Change in Control of Adenza Parent after satisfaction of all liabilities and payment to the holders of Class A Units of the Class A Unreturned Capital and Class A Unpaid Yield, each as defined in the Second Amended and Restated Limited Partnership Agreement of Adenza Parent.

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Class B EARs have a financial right to consideration upon a Change in Control. The Class B EARs are not actual equity interests in the Adenza Parent or any entity but represent a hypothetical unit of measurement maintained by the Adenza Parent in a bookkeeping account for the Participant’s benefit, entitling the Participant to a cash payment subject to the terms and conditions of the Plan and assuming for these purposes that each Class B EAR is economically equivalent to one Class B PIU.

The Awards are subject to certain restrictions, including vesting restrictions, transferability restrictions, repurchase rights, and rights of first refusal. Some or all of the Awards may be subject to cancellation or repurchase upon the Participant’s termination of employment with the Company.

Awards granted in March and April 2021 were subject to two types of vesting:

1.

Type I – time-based vesting – 25% of the Awards would vest on the first anniversary of the acquisition of AxiomSL by Thoma Bravo (i.e., December 3, 2021), and the remaining 75% of the Type I Awards will vest in equal amounts monthly over the next thirty-six (36) months.

2.

Type II – performance-based vesting – These Awards will vest depending upon Adenza meeting the EBITDA-based targets set by the Board for the relevant years 2021-2024. If the EBITDA-based target for a period is met, then 25% of the Type II Awards will vest as of December 31 of the relevant year.

Holders of Awards issued in March and April 2021 were offered the option to switch to the following vesting terms, which applied to all Awards issued in December 2021 and all awards issued in 2022, except for those under the Sales Vesting Plan described below. Some holders opted to switch to the terms of the awards issued in December 2021 however the value of both the awards is insignificant resulting in no impact on consolidated statements of operations.

Vesting can be divided into 3 types that are as follows:

1.

Type I - time-based vesting - 25% of Type I Awards will vest on the first anniversary of the acquisition of Calypso by Thoma Bravo (i.e., July 22, 2022), and the remaining 75% of the Type I Awards will vest in equal amounts daily over the next thirty-six (36) months.

2.

Type II - performance-based vesting - These Awards will vest depending upon Adenza meeting the EBITDA-based targets set by the Board for the relevant years 2022-2025. If the EBITDA-based target for a period is met, then 25% of the Type II Awards will vest as of December 31 of the relevant year.

3.	Type Ill - will vest upon a change of control.

Participants may have the right to acceleration upon a Change in Control, as set forth in the applicable Grant Agreement. Upon termination of employment, unvested Awards are cancelled. Vested awards may be subject to cancelation or repurchase, depending on the terms of the applicable Grant Agreement and the circumstances of the Participant’s termination.

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Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In May 2022, the Ultimate Parent issued Awards to Participants who are Sales Executives of the Company and its direct and indirect subsidiaries (the “Sales Vesting Plan”). Each Award is divided into three equal annual tranches. Vesting is determined based on each Participant’s sales quota as set forth in the Participant’s Sales Compensation Plan, and is determined as follows:

1.	0% to 65% Quota Achievement: No vesting of the annual tranche. All amounts in the annual tranche are forfeited.

2.	65% to 80% Quota Achievement: No vesting of the annual tranche, however 40% of the annual tranche carries over to the next year.

3.

80% to 100% Quota Achievement: Minimum 40% vesting of the annual tranche. The remaining 60% vests based on proportionate achievement between 80% and 100%. Unvested amounts carryover to the following year.

Quota overachievement entitles the Participant to additional vesting from the subsequent year’s tranche. Amounts carried-over from a prior year tranche are available for the next year only.

Awards granted under the Sales Vesting Plan are subject to the same restrictions and other terms and conditions as the other vesting plans.

11. Contingencies

The Company, from time to time, may be involved in various claims and lawsuits, both for and against the Company, arising in the normal course of business. Management believes that any financial responsibility that may be incurred in settlement of such claims and lawsuits would not be material to the Company’s financial position, operations, and cash flows.

12. Re-organization costs

Re-organization costs are summarized below:

(USD 000)	Year ended December 31, 2022	Year ended December 31, 2021
Restructure - Severance and office relocation on account of Axiom & Calypso merger and Russia operations windup	5,433	8,638
One time projects - Internal entities reorganization post-merger and other realignment projects	3,038	—
Systems - Implementation of Finance and Customer Relationship Management systems	1,487	819
Others - Calypso acquisition and Cyber security	1,199	—
Impairment of Right of Use Asset	5,725	—
Impairment of Leasehold improvement	1,201	—

	18,083	9,457

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

13. Income Taxes

The Benefit for income taxes for the year ended December 31, 2022 and 2021 is summarized as follows:

(USD 000)	Year ended December 31, 2022	Year ended December 31, 2021
Current tax
Federal	26,349	6,317
State and local	3,209	1,761
Foreign	12,206	9,338

Total Current	41,764	17,416

Deferred tax
Federal	(53,444)	(26,161)
State and local	(11,607)	(18,094)
Foreign	(1,824)	(5,365)

Total Deferred	(66,875)	(49,620)

Total Income Tax Benefit	(25,111)	(32,204)

The effective income tax rate differs from the amount computed by applying the U.S. federal statutory income tax rate to income before income taxes approximately as follows:

	(USD 000)
December 31,	2022	2021
Loss before tax	(69,421)	(104,740)
Income tax benefit at statutory rate of 21%	(14,578)	(21,995)
State and local income taxes net of federal tax benefit	(6,635)	(13,182)
Non-deductible/non-taxable items:
Transaction costs	—	1,652
Non-deductible foreign exchange loss	—	2,470
Stock based compensation	—	583
Non-taxable income and gains or non-deductible losses	(101)	—
Non-deductible expenses	125	119
Tax credits related to research activity	(1,307)	(1,297)
Effect of U.S. tax inclusion from foreign subsidiaries	669	204
Deduction allowed for export sales and services	(4,695)	(3,028)
Foreign tax rate differential	(731)	1,285
Withholding and other taxes - net	3,311	435
Prior period, rate changes, and other adjustments	(438)	365
Unrecognized tax position	(829)	269
Change in valuation allowance	117	29
Other adjustments	(19)	(113)

Income tax benefit	(25,111)	(32,204)

December 31,	2022	2021
Income tax benefit at statutory rate of 21%	21%	21%
State and local income taxes net of federal tax benefit	9.56%	12.59%
Non-deductible/non-taxable items:
Transaction costs	—	(1.58%)
Non-deductible foreign exchange loss	—	(2.36%)
Stock based compensation	—	(0.56%)
Non-taxable income and gains or non-deductible losses	0.15%	0.00%
Non-deductible expenses	(0.18%)	(0.11%)
Tax credits related to research activity	1.88%	1.24%
Effect of U.S. tax inclusion from foreign subsidiaries	(0.96%)	(0.19%)
Deduction allowed for export sales and services	6.76%	2.90%
Foreign tax rate differential	1.05%	(1.23%)
Withholding and other taxes - net	(4.77%)	(0.42%)
Prior period, rate changes, and other adjustments	0.63%	(0.35%)
Unrecognized tax position	1.19%	(0.26%)
Change in valuation allowance	(0.17%)	(0.03%)
Other adjustments	0.02%	0.11%

Income tax benefit	36.16%	30.75%

The tax effects of temporary differences and related deferred tax assets and liabilities as of December 31, 2022 and 2021, are presented below:

	(USD 000)
December 31,	2022	2021
Deferred Tax Assets
Net operating loss, interest, and tax credit carryforwards	56,740	33,442
Accruals and reserves	3,607	7,370
Transaction costs	1,688	1,879
Lease liabilities	5,328	7,016
Other	47	21

Total Deferred Tax Assets	67,410	49,728

Deferred Tax Liabilities
Depreciation and amortization	(408,520)	(455,855)
Deferred revenue	(253)	(325)
Capitalized expenses	(3,015)	(1,038)
Right of use assets	(3,885)	(6,945)
Other	(83)	(82)

Total Deferred Tax Liabilities	(415,756)	(464,245)

Gross Deferred Tax Liabilities	(348,346)	(414,517)
Valuation allowance	(7,496)	(9,864)

Net Deferred Tax Liabilities	(355,842)	(424,381)

The Company’s effective tax rate differs from the statutory tax rate primarily due to state taxes, non-deductible expenses and losses, foreign rate differential, Foreign Derived Intangible Income (FDII) deduction, Global Intangible Low-Taxed Income (GILTI) inclusion, and credits and incentives.

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company generally considers the earnings of its foreign subsidiaries to be indefinitely invested outside the United States and estimates that future domestic cash generation will be sufficient to meet future domestic cash needs. However, there are certain limited jurisdictions from where the company does plan to distribute its unremitted earnings. The Company has estimated that no additional material tax provisions are required for the planned remittances from those jurisdictions in the foreseeable future. As of December 31, 2022 and 2021, taxes are generally not provided on income of the Company’s foreign subsidiaries. If, in the future, the foreign earnings are repatriated to the United States, or if the Company determines that the earnings will be remitted in the foreseeable future, additional tax provisions may be required. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the weight of all available evidence, which includes the historical operating performance and the recorded cumulative losses or credits in prior fiscal periods, management does not believe that it is more likely than not that the Company will realize its net deferred tax assets in its Netherland holdings subsidiary as of December 31, 2022 and 2021, and its unused R&D credits in the state of California as of December 31, 2022 and 2021. As a result, a valuation allowance of $7.5 million and $9.9 million has been provided as of December 31, 2022 and 2021, respectively. The valuation allowance decreased by $2.4 million from December 31, 2021.

As of December 31, 2022, the Company’s net operating loss carryforwards primarily relate to state tax loss carryforwards that will begin to expire in 2035 if not utilized. As of December 31, 2022 and 2021, the Company had nil federal net operating loss carryforwards, and net operating loss carryforwards for various state tax purposes of approximately $9.3 million and $6.1 million respectively. The Company’s Netherlands holdings subsidiary has loss carryforwards of $1.5 million and $1.0 million as of December 31, 2022 and 2021, which may be carried forward indefinitely.

US GAAP provides that the tax effects from uncertain tax positions can be recognized in the financial statements only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. On December 31, 2022 and 2021, the Company had $4.5 million and $4.9 million of unrecognized benefits recorded, respectively.

The Company recognizes interest and penalties related to uncertain tax positions in its income tax provision. On December 31, 2022 and 2021, approximately $0.1 million and $0.4 million of interest and penalties related to uncertain tax positions was accrued.

The Company does not expect any material changes in the amount of unrecognized tax benefits within the next twelve months.

The Company files income tax returns in the U.S., various state jurisdictions, and various foreign jurisdictions. The U.S., state, and foreign jurisdictions have statutes of limitations that generally range from three to five years. To the extent utilized in future years’ tax returns, net operating loss carryforwards as of December 31, 2022 and 2021 will remain subject to examination until the respective tax year is closed.

Under the Tax Cuts and Jobs Act of 2017, research and development costs are no longer fully deductible and are required to be capitalized and amortized for U.S. tax purposes effective January 1, 2022. The mandatory capitalization requirement increased the deferred tax assets and the cash tax liabilities of the Company. On August 16, 2022, Congress passed the Inflation Reduction Act of 2022. Management does not anticipate the tax provisions of the newly introduced act to impact the financial position of the Company and will continue to monitor as new information and guidance becomes available.

Adenza Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

14. Subsequent Events

The Company evaluated events occurred after December 31, 2022 through April 28, 2023, the date when the consolidated financial statements were available to be issued, and there are no subsequent events that met recognition or disclosure criteria.

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